EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CBRE Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116398, 333-119362 and 333-161744) on Form S-8 and No. 333-178800 on Form S-3 of CBRE Group, Inc. of our report dated February 29, 2012, with respect to the consolidated balance sheets of CBRE Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), cash flows and equity for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of CBRE Group, Inc.

/s/ KPMG LLP

Los Angeles, California

February 29, 2012